JONATHAN HARWELL LIN S. HOWARD * ERNEST E. HYNE II CRAIG V. GABBERT, JR. MARK MANNER GLEN ALLEN CIVITTS GLENN B. ROSE JOHN N. POPHAM IV	JOHN M. BRITTINGHAM SUSAN V. SIDWELL JOHN F. BLACKWOOD D. ALEXANDER FARDON MICHAEL R. HILL JOSEPH ALLEN KELLY DAVID COX CURTIS CAPELING	BARBARA D. HOLMES ALIX COULTER CROSS KRIS KEMP J. GREG GIFFEN LESLIE B. WILKINSON, JR. RYAN D. BROWN DAVID P. CAÑAS DAVID SIMCOX	TRACY M. LUJAN † JONATHAN STANLEY KENNETH S. BYRD W. CHRISTOPHER ANDREWS J. DAVID MCDOWELL D. MATTHEW FOSTER *Of Counsel †Also Admitted In Colorado

Exhibit 5.2

October 24, 2006

Caradon Lebanon Inc.
706 South State Street
Girard, Ohio 44420

Re:                               Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Caradon Lebanon Inc., a Tennessee corporation (the “Guarantor”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $270,000,000 in aggregate principal amount of 111/2% Second-Priority Senior Secured Notes due 2014, Series B (the “Exchange Notes”). The Exchange Notes are to be issued by Indalex Holding Corp., a Delaware corporation (the “Issuer”), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on October 24, 2006, under the Securities Act of 1933, as amended (the “Securities Act”). The obligations of the Issuer under the Exchange Notes will be guaranteed pursuant to Article 10 of the Indenture by the Guarantor (the “Guarantee”), along with other guarantors. The Exchange Notes and the guarantees are to be issued pursuant to the Indenture, dated as of February 2, 2006 (as may be amended or supplemented from time to time, the “Indenture”), among the Issuer, the guarantors named therein and U.S. Bank National Association, as Trustee.

In connection with the opinions regarding valid existence and good standing contained in Paragraph 1 below, we have relied solely upon the certificate listed on Schedule 1 hereto (the “Good Standing Certificate”). The opinions regarding existence and good standing are limited to the meaning ascribed to the Good Standing Certificate by the Tennessee Secretary of State.

As to factual matters, we have relied upon the Officer’s Certificate attached hereto as Schedule 2 and incorporated herein by this reference (the “Officer’s Certificate”).

We assume that no changes have occurred in the facts and circumstances represented by the Borrower in the Indenture and Officer’s Certificate or in the Good Standing Certificate from the date that such representations or statements were made and certificates were issued to the date of this opinion letter.

315 DEADERICK STREET, SUITE 1800   NASHVILLE, TENNESSEE 37238-1800
phone 615-256-0500   fax 615-251-1059   www.h3gm.com

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the articles of incorporation and by-laws of the Guarantor, (ii) a written consent of the board of directors of the Guarantor with respect to the issuance of the Guarantee and (iii) the Indenture.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor, the delivery of all documents by the parties thereto, and the due authorization and execution of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.

We also have examined and, to the extent we have deemed proper, relied upon certain certificates, originals or copies certified to our satisfaction, of public officials and the Borrower, and such other documents we deemed necessary to make the opinions set forth below.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Documents or otherwise (but have no actual knowledge of the inaccuracy or incompleteness of any of the same), and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any law except (i) the laws of the State of Tennessee and the Tennessee case law decided thereunder and (ii) the “Blue Sky” laws and regulations of Tennessee.

Based upon and subject to the assumptions, qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that:

1.             The Guarantor is a corporation existing and in good standing under the laws of the State of Tennessee.

2.             The Guarantor has the corporate power to enter into and perform its obligations under the Guarantee.

3.             The Indenture has been duly authorized, executed and delivered by the Guarantor.

4.             The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations under the Guarantee do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the articles of incorporation or bylaws of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Tennessee.

5.             No consent, waiver, approval, authorization or order of any department or agency of the State of Tennessee or any political subdivision thereof is required for the Guarantor’s entering into the Guarantee.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present laws of the State of Tennessee be changed by legislative action, judicial decision or otherwise.

Except for the receipt of the Officer’s Certificate or as otherwise explicitly stated herein, we have not undertaken any independent investigation to determine the existence of facts or circumstances that are contrary to the Opinions contained herein.

Our advice on each legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court of the jurisdiction upon whose law our opinion on that issue is based. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis LLP may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

This opinion letter may not be relied upon for any other purpose, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

Sincerely,

/s/ Harwell Howard Hyne Gabbert & Manner, P.C.

HARWELL HOWARD HYNE
GABBERT & MANNER, P.C.

SCHEDULE 1

Good Standing

Certificate of Existence for Caradon Lebanon Inc. issued on October 11, 2006 by the Tennessee Secretary of State

SCHEDULE 2

Officer’s Certificate